April 4, 2023 Dear Stephen J. McAnena, Horace Mann is pleased to offer you the position of Executive Vice President, Chief Operating Officer reporting to Marita Zuraitis. We would like you to begin as soon as administratively practicable, but no later than May 8th, 2023. This offer, as well as the start date, is contingent upon the successful completion of an acceptable pre-employment background check and drug screen. Your offer details are outlined below. Base Salary: Your starting base salary will be $500,000.00 per year, less applicable taxes, and withholdings, paid semi-monthly and subject to annual review. The Company’s regularly scheduled pay days are the 15th and the last day of each month. One-time Signing Bonus: The Company will pay you a one-time cash payment (subject to the attached sign-on bonus payback agreement) in the amount of $250,000.00 on the next available payroll cycle following your date of hire. The payment will be less applicable taxes. Annual Incentive Program: You will be eligible to participate in the Annual Incentive Program (“AIP”) with a target incentive of 60% of your eligible earnings, less applicable taxes and withholdings. Your actual payout could range from 0-200% of the target opportunity based upon actual corporate/divisional performance and an assessment of your individual performance. All payouts are subject to the terms and requirements of the AIP governing plan document. Like your base salary, your AIP target incentive is subject to annual review. Long Term Incentive Program: Beginning in March 2024 and subject to Board approval, you will be eligible to participate in the Long-Term Incentive Program ("LTIP"). Your target opportunity will be $500,000.00. This award will be comprised of 20% service- based restricted stock units (RSUs), 30% Stock Options, and 50% performance-based RSUs. The program results for the performance based RSUs could range from 0-200%. Your LTIP award is granted in equity and is LTIP eligibility is subject to review and approval by our Compensation Committee. All grants, agreements, and payouts are subject to the terms and requirements of the LTIP governing plan document. Sign on Equity Grant: In May 2023, and subject to Board approval, you will receive an equity grant in the amount of $500,000. This award will be comprised of 20% service-based restricted stock units (RSUs), 30% Stock Options, and 50% performance-based RSUs. The program results for the performance based RSUs could range from 0-200%. All grants, agreements, and payouts are subject to the terms and requirements of the LTIP governing plan document. Benefits: Benefits are part of your total compensation package, and you are eligible to participate in the comprehensive benefit package offered to all our employees. This includes but is not limited to – health (medical, dental, vision) plans, pre-tax health saving plans (health savings account (HSA), flexible savings account (FSAs)), life insurance, short- and long-term disability, and a 401k plan. You will be provided with a website address and logon instructions to access detailed benefit information, including plan documents, at your orientation. Travel: While we will not require you to relocate to Springfield, IL, your responsibilities require travel to Springfield, IL and expenses associated with required business travel will be your responsibility. Executive Change in Control (CIC) and Executive Severance Plans: As the Executive Vice President, Chief Operating Officer, you will be a Tier II participant in both the Executive Change in Control (“CIC”) and the Executive Severance Plans, as defined under the governing terms and requirements of the plan documents. IRC 409a: To the extent that this letter is subject to Internal Revenue Code Section 409a, you and the Company agree that the terms of this letter shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this letter, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409a. Employment-At-Will: Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an Employment-At-Will relationship that may be terminated at any time by you or Horace Mann, with or without cause and with or without advance notice.

Eligibility to Work in the United States: For Horace Mann to comply with federal law, we ask that you provide appropriate documentation to establish your ability to work in the United States. You will be provided with instructions and asked to complete an electronic verification using your legal name as indicated on your Social Security Card. On your first day, please bring with you two original documents from the list of approved documents to complete this process. Code of Conduct and Code of Ethics. Horace Mann is committed to creating a positive work environment and conducting business ethically. As an employee, you will abide by the Company's policies and procedures, including but not limited to, Horace Mann's Code of Conduct and Code of Ethics. You will be asked to review and sign the Horace Mann's Code of Conduct and Code of Ethics. Please confirm your decision by electronically signing below at your earliest convenience. We are excited about your joining the Horace Mann team! In the meantime, if you have any questions, please do not hesitate to contact me. Sincerely, Jenny Thayer SVP & Chief Human Resources Officer Horace Mann Service Corporation Attachments: Sign-on Bonus Repayment Agreement To confirm your acceptance of this offer, please sign this letter and return it to me. Stephen J. McAnena _____/s/ Stephen J McAnena________________________ Date: _____04/04/2023________________